EXHIBIT 10.15
Execution Copy
HANOVER COMPRESSOR COMPANY,
EXTERRAN HOLDINGS, INC.,
and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee

Eighth Supplemental Indenture
Dated as of August 20, 2007
to
Senior Indenture
Dated as of December 15, 2003,
as amended by the
Second Supplemental Indenture
Dated as of December 15, 2003

4.75% Convertible Senior Notes due 2014

EIGHTH SUPPLEMENTAL INDENTURE
     THIS EIGHTH SUPPLEMENTAL INDENTURE, dated as of August 20, 2007 (this “Eighth Supplemental Indenture”), is by and among Hanover Compressor Company, a Delaware corporation (“Hanover”), Exterran Holdings, Inc., a Delaware corporation (“Exterran”), and U.S. Bank National Association (as successor to Wachovia Bank, National Association), a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”). All capitalized terms used in this Eighth Supplemental Indenture without definition shall have the meanings specified in the Original Indenture referred to below, unless otherwise specified.
WITNESSETH:
     WHEREAS, Hanover has heretofore executed and delivered to the Trustee an Indenture, dated as of December 15, 2003 (the “Base Indenture”), and a Second Supplemental Indenture, dated as of December 15, 2003 (the “Second Supplemental Indenture”, together with the Base Indenture, the “Original Indenture”, together with and as amended and supplemented by this Eighth Supplemental Indenture, the “Indenture”), pursuant to which Hanover issued its 4.75% Convertible Senior Notes due 2014 in the aggregate principal amount of $143,750,000, convertible under certain circumstances into shares of Hanover Common Stock (as defined below);
     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of February 5, 2007, by and among Hanover, Universal Compression Holdings, Inc. (“Universal”), Exterran, Ulysses Sub, Inc., a wholly owned subsidiary of Exterran, and Hector Sub, Inc., a wholly owned subsidiary of Exterran, as amended (the “Merger Agreement”), (i) Ulysses Sub, Inc. will merge with and into Universal with Universal as the surviving corporation (the “Universal Merger”) and (ii) immediately following the Universal Merger, Hector Sub, Inc. will merge with and into Hanover with Hanover as the surviving corporation (such merger the “Hanover Merger”, and together with the Universal Merger, the “Mergers”);
     WHEREAS, as a result of the Mergers, Universal and Hanover will become wholly owned subsidiaries of Exterran;
     WHEREAS, pursuant to the Mergers, each outstanding share of Hanover Common Stock will be converted into the right to receive 0.325 shares of Exterran Common Stock for each share of common stock, par value $0.001 per share, of Hanover in accordance with the terms of the Merger Agreement;
     WHEREAS, Section 1705 of the Base Indenture effectively obligates Exterran to execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Security then outstanding will have the right to convert such Security into the merger consideration receivable by the holders of Hanover Common Stock upon the Mergers;

     WHEREAS, Exterran hereby desires to fully and unconditionally guarantee all the payment obligations of the Hanover under the Securities and the Indenture;
     WHEREAS, pursuant to Section 601 of the Second Supplemental Indenture, the Indenture or the Securities may be amended or supplemented without the consent of any Holder to, among other things, add guarantees of the Securities or to make any other change that does not adversely affect the rights of any Holder in any material respect, including changes to comply with Section 1705 of the Base Indenture;
     WHEREAS, in connection with the execution and delivery of this Eighth Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 102 and 103 of the Base Indenture and Sections 501 and 603 of the Second Supplemental Indenture; and
     WHEREAS, all other acts necessary to make this Eighth Supplemental Indenture a valid, binding and enforceable instrument and all of the conditions and requirements set forth in the Indenture in relation to this Eighth Supplemental Indenture have been performed and fulfilled, and the execution and delivery of this Eighth Supplemental Indenture have been in all respects duly authorized.
     NOW, THEREFORE, the parties have executed and delivered this Eighth Supplemental Indenture, and each of Exterran, Hanover and the Trustee hereby agrees for the other parties’ benefit, and for the equal and ratable benefit of the Holders, as follows:
ARTICLE 1
DEFINITIONS
     Section 1.01 Definitions. The Original Indenture is hereby amended by inserting the following new definitions in appropriate alphabetical order:
“Exterran” means Exterran Holdings, Inc., a Delaware corporation, and any and all successors thereto.
“Exterran Common Stock” means the common stock, par value $0.01 per share, of Exterran.
“Hanover” or the “Company” means Hanover Compressor Company, a Delaware corporation.
“Hanover Common Stock” means the common stock, par value $0.001 per share, of Hanover.
“Hanover Merger” means the Hanover Merger, as defined in the Merger Agreement.
“Hanover Merger Effective Time” means the Effective Time, as defined in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 5, 2007, by and among Hanover, Universal Compression Holdings, Inc., Exterran, Ulysses Sub, Inc., a wholly owned subsidiary of Exterran and Hector Sub, Inc., a wholly owned subsidiary of Exterran, as amended.
“Mergers” means the Mergers, as defined in the Merger Agreement.
     Section 1.02 Common Stock. From and after the Hanover Merger Effective Time, all references in the Original Indenture to “Common Stock” or “Common Stock of the Company” shall be deemed to relate to Exterran Common Stock.
ARTICLE 2
EFFECT OF HANOVER MERGER ON CONVERSION PRIVILEGE
     Hanover and Exterran expressly agree that, in accordance with Section 1705 of the Base Indenture, the Holder of each Security outstanding as of the Hanover Merger Effective Time shall have the right to convert such Security into the amount of Exterran Common Stock receivable upon completion of the Mergers by a holder of the number of shares of Hanover Common Stock issuable upon conversion of such Security into Hanover Common Stock at the Conversion Price in effect immediately prior to the Mergers.
ARTICLE 3
EXTERRAN GUARANTEE
     The Original Indenture is hereby amended and supplemented by adding the following as Article Twelve of the Base Indenture:
ARTICLE TWELVE
Exterran Guarantee
Section 1201. Exterran Guarantee.
     Subject as provided in the final paragraph of this Section 1201, Exterran fully and unconditionally guarantees to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Securities held thereby and the obligations of the Company hereunder and thereunder, that the principal of and interest on the Securities will be promptly paid in full when due, subject to any applicable grace period, whether at final maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law) on the Securities, and all other payment obligations of the Company to the Holders or the Trustee hereunder or thereunder, will be promptly paid in full, all in accordance with the terms hereof and thereof. Failing payment when so due of any amount so guaranteed for whatever reason, Exterran will be obligated to pay the same immediately. An Event of Default under this Indenture or the Securities shall constitute an event of default under this guarantee, and shall entitle the Holders to accelerate the obligations of Exterran hereunder in the same manner and to the same extent as the obligations of the Company. Exterran agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Securities or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of Exterran. Exterran further, to the extent permitted by law, waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this guarantee will not be discharged except by complete performance of the payment obligations contained in the Securities and this Indenture. If any Holder or the Trustee is required by any court or otherwise to return to the Company, Exterran, the Trustee or any custodian or other similar official acting under any applicable bankruptcy law in relation to either the Company or Exterran, any amount paid by the Company or Exterran to the Trustee or such Holder, this guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Exterran agrees that it shall not be entitled to, and waives, any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of the obligations guaranteed hereby. Exterran further agrees that, as between itself, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 402 of the Second Supplemental Indenture for the purposes of acceleration this guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such obligations as provided in Section 402 of the Second Supplemental Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by Exterran for the purpose of this guarantee.
     This guarantee of Exterran is a continuing guarantee and shall remain in full force and effect and shall be binding upon Exterran and its respective successors and assigns to the extent set forth in this Eighth Supplemental Indenture until full and final payment of all of the Company’s obligations under the Securities and the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred in this Eighth Supplemental Indenture upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This guarantee of Exterran is a guarantee of payment and not a guarantee of collection.

     This guarantee of Exterran is not intended to constitute a fraudulent transfer or conveyance of purposes of any applicable bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state, or foreign law to the extent applicable to Exterran’s guarantee. To effectuate the foregoing intention, the obligations of Exterran under this guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of Exterran that are relevant under such laws, result in the obligations of Exterran under this guarantee not constituting a fraudulent transfer or conveyance. In addition, the obligations of Exterran under this guarantee shall be limited to the extent required by applicable law.
ARTICLE 4
MISCELLANEOUS
     Section 4.01 Binding Agreement; Assignments. Whenever in this Eighth Supplemental Indenture any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.
     Section 4.02 Relation to Original Indenture. This Eighth Supplemental Indenture and all the terms and provisions herein contained shall form a part of the Original Indenture as fully and with the same effect as if all such terms and provisions had been originally set forth in the Original Indenture. The Original Indenture is hereby ratified and confirmed and shall remain and continue in full force and effect in accordance with its terms and provisions. The Original Indenture and this Eighth Supplemental Indenture shall be read, taken and construed together as one instrument.
     Section 4.03 Counterparts. This Eighth Supplemental Indenture may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
     Section 4.04 Governing Law. This Eighth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
     Section 4.05 Effectiveness. This Eighth Supplemental Indenture shall be effective as of the date first set forth above.
     Section 4.06 Trustee. The recitals contained herein shall be taken as the statements of Exterran and Hanover, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Eighth Supplemental Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed as of the day and year first above written.

HANOVER COMPRESSOR COMPANY

By: /s/ David Edelmaier
Name: David Edelmaier
Title: Vice President, Finance and Treasury

EXTERRAN HOLDINGS, INC.

By: /s/ J. Michael Anderson
Name: J. Michael Anderson
Title: Senior Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: /s/ Steven A. Finklea
Name: Steven A. Finklea, CCTS
Title: Vice President